INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLACTUAL PROPERTY ASSIGNMEN AGREEMENT (referred to hereinafter as the “Agreement”) is made effective this 24th day of December, 2012, by and between LYNN-COLE CAPITAL, CORP., a Arizona corporation (“Assignor”), and WHITE DENTAL SUPPLY, INC., a Nevada corporation (“WITD”).

WHEREAS, Assignor own certain rights, title and interest in and to all intellectual property related to the text messaging platform Pitooey (“IP”);

WHEREAS, it is the intention of the Parties that WITD will exclusively own all rights, title, and interest in and to the IP;

WHEREAS, Assignor desires to execute this Agreement in order to ensure that all right, title, and interest in and to the IP are transferred and assigned to WITD, free of encumbrances or claims;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.

Assignment.  Assignor hereby agrees to sell, transfer and assign to WITD, and WITD hereby agrees to purchase from Assignor, all of Assignor’s right, title and interest in and to the IP.  By this assignment, WITD has the sole and exclusive right to direct and control the prosecution of the IP, as well as any registrations or applications for federal or state registration of the Marks or Copyrights.

2.

Purchase Price.  For and in consideration of the sale, transfer and assignment of the IP from Assignor to WITD, WITD agrees to pay Assignor Five Thousand Dollars (US $5,000.00).

3.

Additional Performance.

3.1

Assignor agrees to execute any assignments or other documents as may be requested by WITD in the future in order to perfect, preserve and protect WITD’s ownership in the IP.

3.2

Assignor will deliver to WITD all files and documentation that relate to the IP.

4.

Representations and Warranties.

4.1

Representations and Warranties of Assignor.  Assignor represents and warrants to WITD as follows:

(a)

General.

(i)

Assignor has the full right, power and authority to enter into this Agreement and to assign the IP.

(ii)

Assignor may enter into and perform its obligations under this Agreement without being in breach of obligations owed by Assignor to any third party.

(iii)

No third-party licenses or approvals are required for WITD to obtain the full right, power and authority to practice, develop, license, and exploit the IP.

(iv)

To Assignor’s knowledge, the IP does not infringe or otherwise conflict or interfere with any proprietary rights of any third party.  To Assignor’s knowledge, no third party has threatened or made any claim of infringement against Assignor.

4.2

Representations and Warranties of WITD.  WITD represents and warrants to Assignor that:

(a)

It has the full right, power and authority to enter into this Agreement;

(b)

It may enter into and perform its obligations under this Agreement without being in breach of obligations owed by WITD to any third party;

5.

Indemnification.  Each party agrees to defend, indemnify and hold harmless the other party from and against any and all Losses arising from the Indemnitor’s breach of any of the representations and warranties of Section 4 or arising from Assignor’s failure to fully and properly perform and discharge all of its duties hereunder.  For purposes of this Section 5, “Losses” means each and all of the following items to the extent actually paid or incurred:  losses, liabilities, damages, judgments, fines, costs, royalties, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection therewith, including those incurred in any action, suit, proceeding or claim arising from any of the foregoing.

6.

Applicable Law, Jurisdiction and Venue.  This Agreement and all rights and obligations of the parties hereunder will be governed by and construed in accordance with the substantive laws of the State of Nevada, and applicable federal intellectual property laws, without giving effect to any choice or conflict of law provision or rule of any other jurisdiction.  All actions to enforce this agreement shall be brought exclusively in the state and federal courts of Nevada. The parties expressly waive challenges to personal jurisdiction in Nevada and acknowledge that venue is proper in the State of Nevada.

7.

Consideration.  Both parties acknowledge that the provisions of this Agreement are adequate consideration for forming a binding contract.

8.

Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.  This Agreement or any rights or obligations hereunder shall not be assignable by any party, except that Purchaser may pledge its rights hereunder to a lender as security for any financing or refinancing.

9.

Amendments and Waivers.  All amendments and other modifications of this Agreement shall be in writing and signed by each of the parties.  The failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any right hereunder.

10.

Enforceability and Severability.  If any provisions of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.

Headings.  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

12.

Negotiated Transaction.  The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all the parties hereto.

13.

Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings between the parties relating to the subject matter hereof.

14.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same document.

15.

Expenses.  Assignor and WITD shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby.  Without limiting the generality of the foregoing, Assignor shall pay all applicable sales, use, transfer and documentary taxes arising out of the sale, transfer and assignment of the Patents and technology.  The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement.

16.

Survival of Representations, Warranties, Etc.  The representations, warranties and covenants of Assignor and WITD contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the Closing Date and the representations and warranties shall continue in full force and effect.

17.

Attorneys’ Fees.  The prevailing Party in any dispute concerning this Agreement shall be entitled to recover reasonable attorney's fees.

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound.

LYNN-COLE CAPITAL, CORP.	WHITE DENTAL SUPPLY, INC.

/s/ Victoria Quiel	/s/ Patrick Deparini
Victoria Quiel	Patrick Deparini
President	Secretary and Treasurer

4